Exhibit 10.37

RESTAURANT BRANDS INTERNATIONAL INC.

AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

BOARD MEMBER OPTION AWARD AGREEMENT

This Award is issued pursuant to the Company’s compensation program for the Board and represents the initial Option authorized under such program. Unless defined in this Option Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (as may be further amended from time to time, the “Plan”).

Pursuant to Section 6 of the Plan, you have been granted a Non-Qualified Stock Option (the “Option”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of Shares Underlying Options:	Shares

Exercise Price per Share:	$____ per Share

Grant Date:	____________, 201_

Expiration Date:	_________, 202_

Vesting Date:	_________, 202_, subject to your continued Service through the Vesting Date and further subject to the Section entitled “Termination” in Exhibit A.

By your acceptance of this Award Agreement, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A and the general terms and conditions for directors outside the U.S. and any special terms and conditions for your country set forth in Exhibits B and C. Exhibits A, B and C constitute part of this Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.

By:
Name:		Name:	Jill Granat
		Title:	General Counsel

EXHIBIT A

TERMS AND CONDITIONS OF THE

OPTION AWARD AGREEMENT

Vesting.

This Option will vest and become exercisable on the “Vesting Date” set forth in this Award Agreement. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the section below entitled “Termination”). Subject to the section below entitled “Termination,” this Option may be exercised only while you are in continuous Service with the Company. Prior to the exercise of this Option, you will not have any rights of a shareholder with respect to this Option or the Shares subject thereto.

Method of Exercise.

This Option will be exercisable pursuant to procedures approved by the Committee and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement, (ii) the exercise of this Option and the delivery of such Shares complies with applicable law, and (iii) full payment (or satisfactory provision therefor) of the aggregate Exercise Price of the Option and any Tax Related Items have been received by the Company. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the exercise of this Option.

Adjustment for Certain Events.

If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Option.

Termination.

Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit this Option without any consideration due to you. For the purposes of the Plan and this Award Agreement, your Service will not be deemed to be terminated in the event that you are an employee of the Company or any Affiliate or you continue to serve on the board of directors of any Affiliate immediately following cessation of your service as a Board member.

If your Service terminates prior to the Vesting Date Without Cause (as defined below) or by reason of your Disability (as defined below), you shall be vested in the number of Shares as if the Shares subject to the Option vested 20% on each of             , 201_,             , 201_,             , 201_,             , 202     and             , 202_, respectively, and you may exercise the Option to the extent vested on the date of termination of your Service as provided for below.

If your Service terminates prior to the Vesting Date by reason of your death, your Beneficiary shall be vested as if the Option Shares subject to the Option vested 20% on             , 201__, 40% on             , 201_ and 100% on or after             , 201_ and your Beneficiary may exercise the Option to the extent vested on the date of your death as provided for below.

Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is terminated by the Company Without Cause (as defined herein), this Option shall vest in full upon such termination.

To the extent this Option is or becomes exercisable on the date of termination of your Service, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this Option will terminate. In no event may you exercise this Option after the Expiration Date.

Type of Termination	Option Exercise Period

Without Cause	90 day period beginning on the date of termination

Disability	One year period beginning on the date of termination

Death	One year period beginning on the date of termination

For Cause	None, the Option expires immediately

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Cause” means your (i) gross negligence or willful misconduct in connection with your duties as a member of the Board or refusal, after demand, to substantially perform such duties, (ii) material violation of any of the Company’s policies, procedures, rules and regulations, including, without limitation, the Board of Director Code of Conduct and the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion, (iii) dishonesty, fraud, embezzlement or misappropriation of funds or theft; or (iv) commission of a felony or other serious crime involving moral turpitude.

If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

“Disability” means your physical or mental condition rendering you unable to perform your duties as a member of the Board for a period of six (6) consecutive months or longer.

“Vesting Date” means                      , 202   or such earlier vesting as may be provided in this Award Agreement.

“Without Cause” means a termination of your Service by the Board other than any such termination by the Board for Cause or due to your death or Disability.

Taxes.

Regardless of any action the Company takes with respect to any or all income tax or other tax related withholding (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items legally due by you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company. In this regard, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

No Guarantee of Continued Service.

You acknowledge and agree that the vesting of this Option on the Vesting Date is earned only by performing continuing Service (not through the act of being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to continue to provide Service to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may, at any time, dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.

Termination for Cause; Restrictive Covenants.

In consideration for the grant of this Option and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:

Upon (i) a termination of your Service for Cause, (ii) a retroactive termination of your Service for Cause as permitted herein, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service, any Options you hold that are then outstanding shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the exercise of Options during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination, minus the applicable Exercise Price. The Fair Market Value of any such Shares shall be determined as of the date of exercise of such Option.

Company’s Right of Offset.

If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Acknowledgment of Nature of Award.

In accepting this Option, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Option award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future Option awards, or benefits in lieu of Options even if Options have been awarded in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company;

(f) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) if the underlying Shares do not increase in value, this Option will have no value;

(i) if you receive Shares, the value of such Shares acquired upon exercise may increase or decrease in value; and

(j) no claim or entitlement to compensation or damages arises from termination of this Option, and no claim or entitlement to compensation or damages shall arise from any diminution in value of this Option or Shares received upon exercise of this Option resulting from termination of your Service by the Board and you irrevocably release the Company and the Board from any such claim that may arise.

Securities Laws.

By accepting this Option, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Option. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.

Data Privacy Notice and Consent.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Company and its Affiliates or such other third party administrator as designated by the Committee in its sole and absolute discretion for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and/or such other third party administrator as designated by the Committee in its sole and absolute discretion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Option or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of this Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other Awards or administer or maintain such Awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Limits on Transferability; Beneficiaries.

This Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, and this Option shall be exercised during your lifetime only by you or your guardian or legal representative, except that this Option may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee, and may be exercised by such Transferees in accordance with the terms of this Award Agreement. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Option shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Option and any Shares purchased upon exercise of this Option that are or would have been applicable to you.

No Compensation Deferrals.

It is intended that the Option awarded pursuant to this Award Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price per Share may never be less than the Fair Market Value of a Share on the Grant Date and the number of Shares subject to the Option is fixed on the original Grant Date, (ii) the Transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treasury Regulation 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Award Agreement shall be interpreted in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Award Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent by you) amend this Award Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Award Agreement to increase the Exercise Price per Share to such amount as may be required in order for the Option to be exempt from Section 409A).

Notwithstanding the foregoing, the Company does not make any representation to you that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.

The Plan, this Award Agreement and, to the extent applicable, any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Award Agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, without regard to its principles of conflict of laws.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to this Option or future options that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Agreement Severable.

In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

Language.

If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.

Non-U.S. Terms and Conditions.

Notwithstanding any provision in this Award Agreement, if you work and/or reside outside the U.S., this Option shall be subject to the general terms and conditions and the special terms and conditions for your country set forth in Exhibits B and C, as applicable. Moreover, if you relocate to one of the countries included in Exhibits B or C, the general terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibits B and C constitute part of this Award Agreement.

Waiver.

You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

EXHIBIT B

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS OF THE OPTION AWARD

AGREEMENT FOR PARTICIPANTS

OUTSIDE THE U.S.

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (the “Plan”) and/or the Option Award Agreement (the “Award Agreement”).

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern this Option granted to you under the Plan if you reside and/or work outside the U.S. and Canada and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit B also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix A as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in or exercise this Option or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

GENERAL NON-U.S. AND CANADA TERMS AND CONDITIONS

TERMS AND CONDITIONS

The following terms and conditions apply to you if you reside and/or work outside of the U.S. and Canada.

Entire Agreement.

The following provisions supplement the entire Award Agreement, generally:

If you reside and/or work outside the U.S. and Canada, in no event will any aspect of this Option be determined in accordance with your Employment Agreement (or other Service contract). The terms and conditions of this Option will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Appendix A, which supersede and replace any prior agreement, either written or verbal (including your Employment Agreement, if applicable) in relation to this Option.

Retirement.

Notwithstanding the favorable treatment that is potentially available upon a termination due to Retirement (as set forth in the Termination section of the Award Agreement), if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in this favorable treatment upon termination due to Retirement being deemed unlawful and/or discriminatory, then the favorable Retirement treatment will not apply at the time your Service terminates and the Award will be forfeited if your Service ends before the Vesting Date for any reason other than as set forth in the Termination section of the Award Agreement.

Termination for Cause.

The Termination for Cause section of the Award Agreement shall only be enforced, to the extent deemed permissible under applicable local law, as determined in the sole discretion of the Committee.

Taxes.

The following provisions supplement the Taxes section of the Award Agreement:

You acknowledge that your liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer.

If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Limits on Transferability; Beneficiaries.

The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:

If you are located outside the U.S. and Canada, this Option may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Option be Transferred to another individual during your lifetime.

Acknowledgement of Nature of Award.

The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:

You acknowledge the following with respect to this Option:

(a) The Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(b) In no event should this Option or any Shares acquired under the Plan be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate.

(c) Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to your pursuant to exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

(d) Unless otherwise agreed with the Company, this Option and any Shares acquired upon the exercise of this Option, and the value and income of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate.

No Advice Regarding Award.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading Restrictions/Market Abuse Laws.

You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Foreign Asset/Account Reporting Requirements.

You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

COUNTRY-SPECIFIC TERMS AND CONDITIONS/NOTIFICATIONS

BRAZIL

TERMS AND CONDITIONS

Compliance with Law.

By accepting this Option, you acknowledge that you agree to comply with applicable Brazilian laws and pay any Tax-Related Items associated with participation in the Plan, including the exercise of this Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.

If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

Tax Financial Transaction (IOF). Payments to foreign countries and repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers, may be subject to the Tax on Financial Transaction. It is your responsibility to comply with any applicable Tax on Financial Transaction arising from participation in the Plan. You should consult with your personal tax advisor for additional details.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.

The offer of this Option is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

EXHIBIT C

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS TO THE OPTION

AWARD AGREEMENT FOR PARTICIPANTS

RESIDENT IN CANADA

Certain capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (the “Plan”) and/or the Option Award Agreement (the “Award Agreement”).

TERMS AND CONDITIONS

This Exhibit C includes additional terms and conditions that govern this Option granted to you under the Plan if you reside and/or work in Canada. If you are a citizen or resident of a country other than Canada, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit C also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in Canada as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in or exercise this Option or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in Canada may apply to your situation.

Finally, if you are a citizen or resident of a country other than Canada, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

TERMS AND CONDITIONS

Method of Exercise.

Notwithstanding any provision in the Plan or the Award Agreement, under no circumstances shall you be permitted to exercise this Option by way of a net exercise. In addition, notwithstanding any provision in the Plan or the Award Agreement, under no circumstances shall you be permitted to pay the Exercise Price for this Option with Shares you previously acquired. Furthermore, you undertake not to use the Shares acquired upon exercise of this Option to pay the exercise price for any options that may be granted to you in the future.

The following provisions will apply to you if you are a resident of Quebec:

Language Consent.

The parties acknowledge that it is their express wish that the Award Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent.

This provision supplements the Data Privacy Notice and Consent section of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, its Affiliates and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Employer, the Company, and any other Affiliate to record such information and to keep such information in your employee file.

NOTIFICATIONS

Securities Law Information.

You acknowledge that you are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired under the Plan takes place through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange or the Toronto Stock Exchange).

Foreign Asset/Account Reporting Information.

You must report annually on Form T1135 (Foreign Income Verification Statement) the foreign property you hold (including any Shares acquired under the Plan, if held outside Canada), if the total value of such foreign property exceeds C$100,000 at any time during the year. The unvested portion of this Option also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign property you hold. If Shares are acquired, the cost generally is their adjusted cost base (the “ACB”). The ACB would normally equal the Fair Market Value of the Shares at the time of acquisition, but if you own other Shares, the ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. You should consult with a personal advisor to ensure you comply with the applicable reporting obligation.